SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C.  20549

                                          FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
   Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number:  0-13943

                                      STOKELY USA, INC.
                   (Exact name of registrant as specified in its charter)

                      1230 Corporate Center Drive, Oconomowoc, WI 53066
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Stock, $.05 par value
                  (Title of each class of securities covered by this Form)

                                            None
                (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)     [X]
     Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                           Rule 15d-6              [ ]

     Approximate number of holders of record as of the certification or notice date: one (1).

     Pursuant to the requirements of the Securities Exchange Act of 1934, Stokely USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  January 30, 1998                  By:  /s/ Robert W. Olson, Esq.
                                              __________________________
                                              Robert W. Olson
                                              Vice President